U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                  (CHECK ONE):

                          [X] Form 10-Q and Form 10-QSB

[ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form N-SAR

For Period Ended: June 30, 1996

[ ]     Transition Report on Form 10-KSB
[ ]     Transition Report on Form 20-F
[ ]     Transition Report on Form 11-K
[ ]     Transition Report on Form 10-Q
[ ]     Transition Report on Form N-SAR

For The Transition Period Ended:
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        Nothing in this Form shall be construed to imply that the
        Commission has verified any information contained herein.
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        If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:  N/A
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PART I -- REGISTRANT INFORMATION
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        Full Name of Registrant
        (Former Name if Applicable)
               FIRST AMERICAN RAILWAYS, INC.
               F/K/A ASIA-AMERICA CORPORATION

        Address of Principal Executive Office (Street and Number)
               2445 HOLLYWOOD BOULEVARD

        City, State and Zip Code
               HOLLYWOOD, FLORIDA 33020
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PART II -- RULES 12B-25(B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

        [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        [x] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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PART III -- NARRATIVE
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REGISTRANT HIRED A NEW PRESIDENT AS OF JULY 1, 1996, AND HAS RECENTLY HIRED
A CHIEF FINANCIAL OFFICER, AND AS A RESULT, IT HAS HAD LIMITED PERSONNEL AVAILABLE TO ASSIST IN THE PREPARATION OF ITS FORM 10-QSB. AS A RESULT
OF THE FOREGOING, THE PREPARATION OF SUCH FORM 10-QSB HAS BEEN DELAYED.
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PART IV -- OTHER INFORMATION
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        (1)    Name and telephone number of person to contact in regard to this notification

             RAYMOND MONTELEONE                    (954) 920-0606
             ------------------                  ------------------
                   (Name)                        (Telephone Number)

        (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                          [X] yes        [ ] no

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          [X] yes        [ ] no

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     THE COMPANY RECENTLY CHANGED ITS FISCAL YEAR BY REASON OF A "REVERSE MERGER" AND A FORM 10-KT HAS BEEN FILED IN CONNECTION THEREWITH. THE COMPANY'S PRIOR FISCAL YEAR END WAS APRIL 30, THEREFORE THE COMPARABLE QUARTERLY PERIOD FOR 1995 IS NOT READILY AVAILABLE; HOWEVER, THE COMPANY BELIEVES THAT THE LOSS FOR THE QUARTER ENDED JUNE 30, 1996, WILL EXCEED THAT FOR THE COMPARABLE PERIOD IN 1995, PRINCIPALLY AS A RESULT OF INTEREST AND AMORTIZATION ASSOCIATED WITH FINANCINGS DONE IN THE FIRST SIX MONTHS OF 1996.

                           FIRST AMERICAN RAILWAYS, INC.
                  --------------------------------------------
                  (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   August 12, 1996                      by:  /s/  RAYMOND MONTELEONE
                                              --------------------------
                                              Raymond Monteleone, President
                                              and Chief Operating Officer